Exhibit 10.19

CHANGE OF CONTROL AGREEMENT

     This Agreement, dated as of August 4, 2004, is between JDS Uniphase Corporation, a Delaware corporation (the “Company”) and Garry Ronco (“Employee”).

PREMISES

     WHEREFORE,

     1. Employee currently is employed by Company; and

     2. Company and Employee wish to clarify their employment relationship with a written Employment Agreement upon the terms herein provided regarding Employee’s employment with Company;

AGREEMENT

     NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

     1. Definitions.

          As used herein, the following terms are defined as follows:

          a. “Cause” shall mean:

               (i) willful malfeasance by Employee, which has a material adverse effect on the Company;

               (ii) substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee;

               (iii) conviction of Employee for a felony or misdemeanor which would have a material adverse effect on the Company’s goodwill if Employee is retained as an employee of the Company; or

               (iv) willful failure by Employee to comply with material policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions;

          b. “Change of Control” shall mean the occurrence of one or more of the following with respect to the Company:

               (i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly the Company’s stockholders, open market purchases or any other transaction or series of transactions, of Common Stock possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Company’s Board of Directors;

               (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held Common Stock immediately prior to such merger or consolidation and those members of the Existing Board constitute a majority of the Board of Directors immediately after such merger or consolidation;

               (iii) any reverse merger in which the Company is the surviving entity but in which either securities representing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger or those members of the Existing Board do not constitute a majority of the Board of Directors immediately after such merger; or

               (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

          c. “Closing Date” shall mean the date of the first closing of the transactions constituting a Change of Control.

          d. “Common Stock” shall mean $.001 par value, Common Stock of the Company.

          e. “Disabled” shall mean a mental or physical disability, illness or injury, evidence by medical reports from a duly qualified medical practitioner, which renders the Employee unable to perform the essential duties of his or her position, and “Disability” has a corresponding meaning.

          f. “Good Reason” shall mean:

               (i) a material reduction in Employee’s base salary or target bonus opportunity without Employee’s prior written consent;

               (ii) a material adverse change in Employee’s position, duties or responsibilities without Employee’s prior written consent. Further, for purposes of this Section 1.f.(ii) only, the occurrence of a Change of Control shall not, in and of itself, constitute a material adverse change in Employee’s position, duties or responsibilities;

               (iii) an actual change in Employee’s principal work location by more than 50 kilometers without Employee’s prior written consent; or

               (iv) failure by the Company to obtain from any successor company the assumption of the Company’s obligations under this Agreement.

          g. “Effective Date” means:

               (i) in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee’s employment;

               (ii) in the event the Employee resigns his or her employment with the Company, the date designated by the Company as the effective date of resignation;

               (iii) in the event the Employee dies, the date of death;

               (iv) in the event the Employee becomes Disabled, the date designated by the Company as the last day of Employee’s employment.

     2. Position, Duties, Responsibilities

          a. Position: Employee is employed by Company to render services to Company in the position of Senior Vice President, Human Resources, subject to the provisions of Section 3 below.

          b. Other Activities: Except upon the prior written consent of the Company, Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company.

     3. Compensation

          In consideration of the services to be rendered under this Agreement, during the Term (as defined in Section 4 below),

          a. Company shall pay Employee a base annual salary of $225,000 US, payable in accordance with the Company’s payroll practices. Employee’s salary will be reviewed from time to time in accordance with Company’s established procedures for adjusting salaries for similarly situated employees;

          b. Employee shall be entitled to participate in the Company’s established incentive plan(s) for senior executives with a target bonus of 50% of Employee’s base salary and a maximum bonus of up to 200% of Employee’s target bonus; and

          c. Employee shall be eligible to participate in Company’s benefit plans and to receive prerequisites of employment as established by Company, and as may be amended from time to time in Company’s sole discretion.

     4. Term

          The term (the “Term”) of this Agreement shall commence on the date hereof and shall expire on the second anniversary of the date hereof unless sooner terminated as provided herein (the initial date of termination of this Agreement, the “Initial Expiration Date”). Notwithstanding the foregoing, on the Initial Expiration Date, and upon the conclusion of each two-year period thereafter (a “Renewal Date”), the Term automatically will be extended for an additional two-year period, provided that, the Employee’s then most recent performance rating under the Company’s then existing performance review procedure(s) is the equivalent of “Meets Expectations” or better.

     5. Termination.

          a. Termination Benefits Under Certain Circumstances. If, prior to the expiration of the Term and within six (6) months following a Change of Control, the Employee’s employment is terminated (A) by the Company (other than for Cause), or (B) by the Employee for Good Reason, conditioned upon the Employee’s executing and delivering to the Company a release of claims reasonably acceptable to the Company, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

               (i) the Company shall pay to the Employee, in one lump sum, an amount equal to six (6) months’ salary, at the Employee’s annual salary in effect on the Effective Date, minus any amounts to which Employee is otherwise entitled under any statutory or Company long or short term disability plan and minus any required withholdings or deductions;

               (ii) Employee’s right, title and entitlement to any unvested stock options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date, which would have vested during the period commencing upon the Effective Date and continuing for a period of twelve (12) months from the Effective Date, shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), provided that all other such securities to shall continue to be exercisable (if applicable) for 90 days from the Effective Date or until the term such securities would have otherwise expired (if applicable), whichever is earlier; and

               (iii) should Employee elect COBRA benefits continuation (or the functional equivalent of same in non-United States jurisdictions) following termination of employment the Company shall pay the full cost of such benefits (either directly to the Employee or to the appropriate carrier or administrator at the Company’s election) for the lesser of (1) twelve (12) months, or (2) until such time as Employee becomes eligible for health care benefits from a subsequent employer.

          b. Termination For Cause: This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of Company under this Agreement shall cease.

          c. By Death: Employee’s employment shall terminate automatically upon the death of Employee. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee’s heirs to the benefits of any life insurance plan or other applicable benefits.

          d. By Disability: If, within six (6) months following a Change of Control, Employee suffers from a Disability, then, to the extent permitted by law, Company may terminate Employee’s employment and in which case Company shall pay to Employee the compensation set forth in Section 5.a. Thereafter, all of Company’s obligations under this Agreement shall cease. Nothing in this Section shall affect Employee’s rights under any disability plan in which Employee is a participant.

          e. For Convenience: Prior to a Change of Control, either party may terminate this Agreement for convenience immediately upon delivery of written notice to the other party.

          f. No Other Obligations: Payments and other consideration payable by the Company pursuant to Section 5.a. through 5.d., inclusive, shall be accepted by Employee, or his heirs as the case may be, in exchange for a full and complete release by Employee of all causes of action, claims or other rights that Employee may have against the Company arising in connection with Employee’s employment or pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have no obligations under this Section 5 nor any other provision of this Agreement with respect to any termination of the Term for any reason other than as specified in Sections 5.a. through 5.d., inclusive.

     6. Termination Obligations

          a. Return of Company’s Property: Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment.

          b. Cooperation in Pending Work: Following any termination of Employee’s employment, Employee shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee’s acts or omissions while employed by Company.

     7. Notices

          All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

JDS Uniphase Corporation 1768 Automation Parkway San Jose, California 95131

And to Employee at:

1224 Glenwood Avenue San Jose, CA 95125

     Employee shall be obligated to notify the Company of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

     8. Entire Agreement

          Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the Company relating to proprietary information, inventions, treatment of confidential information, non-competition or employee benefits or incentive plans.

     9. Amendments, Waivers

          This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

          Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

     10. Assignment; Successors and Assigns

          Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

     11. Severability; Enforcement

          If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

     12. Governing Law

          The validity, interpretation, enforceability, and performance of this Agreement, shall be governed by and construed in accordance with the law of the State of California.

     13. Employee Acknowledgment

          The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

     14. Date of Agreement

          The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION	EMPLOYEE

By: Kevin J. Kennedy	Garry Ronco
Its: Chief Executive Officer